As filed with the Securities and Exchange Commission on February 2, 2005

Registration No. 333-36332

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Western Digital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0956711 (I.R.S. Employer Identification No.)

20511 Lake Forest Drive
Lake Forest, California 92630
(Address, Including Zip Code, of Principal Executive Offices)

Western Digital Corporation
Broad-Based Stock Incentive Plan

(Full Title of the Plan)

Raymond M. Bukaty
Senior Vice President, Administration, General Counsel and Secretary
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630
(949) 672-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.
O’Melveny & Myers LLP
114 Pacifica, Suite 100
Irvine, California 92618-3318

EXPLANATORY NOTE
SIGNATURES
POWER OF ATTORNEY

EXPLANATORY NOTE

     Western Digital Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2000 (Commission File No. 333-36332 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Western Digital Corporation Broad-Based Stock Incentive Plan (the “Broad-Based Plan”). A total of 20,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

     The Registrant has since adopted a new equity incentive plan, the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “2004 Plan”), which replaces the Broad-Based Plan as of November 18, 2004, the date the Registrant’s stockholders approved the 2004 Plan. No future awards will be made under the Broad-Based Plan. According to the terms of the 2004 Plan, the shares of Common Stock that were available for grant under the Broad-Based Plan, but not actually subject to outstanding awards, as of November 18, 2004 are available for issuance under the 2004 Plan. The total number of shares of Common Stock available for grant under the Broad-Based Plan, but not actually subject to outstanding awards, on November 18, 2004 was 817,407 (these shares are referred to as the “Carryover Shares”). The Carryover Shares are hereby deregistered. The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

     Contemporaneously with the filing of this Post-Effective Amendment No. 3 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2004 Plan, including but not limited to the Carryover Shares.

     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 3 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Broad-Based Plan to the 2004 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2004 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 3 to Form S-8 Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on February 2, 2005.

WESTERN DIGITAL CORPORATION
By:	/s/ Matthew E. Massengill
Matthew E. Massengill
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Matthew E. Massengill and Raymond M. Bukaty, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 3 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew E. Massengill Matthew E. Massengill	Chairman and Chief Executive Officer (Principal Executive Officer)	February 2	, 2005
/s/ Stephen D. Milligan Stephen D. Milligan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 2	, 2005

Signature	Title	Date
/s/ Joseph R. Carrillo Joseph R. Carrillo	Vice President and Corporate Controller (Principal Accounting Officer)	February 2	, 2005
/s/ Peter D. Behrendt Peter D. Behrendt	Director	February 2	, 2005
/s/ Kathleen A. Cote Kathleen A. Cote	Director	February 2	, 2005
/s/ Henry T. DeNero Henry T. DeNero	Director	February 2	, 2005
/s/ William L. Kimsey William L. Kimsey	Director	February 2	, 2005
/s/ Michael D. Lambert Michael D. Lambert	Director	February 2	, 2005
/s/ Roger H. Moore Roger H. Moore	Director	February 2	, 2005
/s/ Thomas E. Pardun Thomas E. Pardun	Director	February 2	, 2005
/s/ Arif Shakeel Arif Shakeel	Director	February 2	, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
24.	Power of Attorney (included in this Registration Statement under “Signatures”).